UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2015

MAM SOFTWARE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27083	84-1108035
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Maple Park, Maple Court, Tankersley, Barnsley, UK S75 3DP

 (Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: 011 44 124 431 1794

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 19, 2015, MAM Software Group, Inc. (the “Company”) announced that it has appointed Brian H. Callahan to serve as the new Chief Financial Officer of the Company, effective October 19, 2015. Mr. Callahan will replace Charles F. Trapp, the current Chief Financial Officer of the Company. Mr. Trapp will retire from the Company after eight years of service on October 23, 2015.

Mr. Callahan, 44, has served as a senior executive financial officer of public companies and has over 20 years of experience in the areas of accounting and finance. Prior to joining the Company, Mr. Callahan served as Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer of Alteva, Inc., a publicly traded cloud-based communications company, from August 2012 to October 2015. From April 1998 to August 2012, Mr. Callahan held several positions of increasing responsibility, including his last leadership position of Senior Vice President of Finance, Accounting and Treasury, at Expert Global Solutions, Inc., a global provider of business process outsourcing services. From August 1994 to April 1998, Mr. Callahan was employed at Coopers & Lybrand L.L.P., an accounting firm. Mr. Callahan received a Bachelor of Science in Accounting from Drexel University, located in Philadelphia, Pennsylvania, and received his license (currently inactive), as a certified public accountant (CPA) in Pennsylvania.

Employment Agreement

On October 16, 2015, the Company entered into an Employment Agreement (the “Employment Agreement”) with Mr. Callahan. The Employment Agreement provides for an initial term of two years from the effective date with automatic one year extensions, unless terminated by Mr. Callahan or by the Company.

Pursuant to the terms of the Employment Agreement, the Company agreed to pay Mr. Callahan an annual base salary of $230,000, subject to annual review. Mr. Callahan is eligible for a targeted cash bonus of up to 40% of his base salary based on performance goals established by the Compensation Committee; provided, however, that on the one-year anniversary of the effective date of the employment agreement, Mr. Callahan shall be entitled to a one-time bonus equal to 20% of his base salary, which shall be deemed earned in the event that the annual cash bonus is earned.

In addition, Mr. Callahan is entitled to participate in all of our benefit plans and our equity-based compensation plans, which currently consists of our 2007 Long-Term Incentive Plan.

Mr. Callahan will be granted 160,000 restricted shares which will vest according to the following schedule:

•	20% when the market price of the Company’s Common stock trades at or above $9 for the previous 30 day volume weighted average price (“VWAP”).
•	30% when the market price of the Company’s Common stock trades at or above $10 for the previous 30 day VWAP.
•	30% when the market price of the Company’s Common stock trades at or above $11 for the previous 30 day VWAP.
•	20% when the market price of the Company’s Common stock trades at or above $12 for the previous 30 day VWAP.

The Employment Agreement provides that in the event Mr. Callahan’s employment is terminated by the Company other than for Cause or Disability, or Mr. Callahan shall terminate his employment for Good Reason, he is entitled to, among other things, a severance payment equal to his 12 months base salary.

The foregoing description of the terms of the Employment Agreement is qualified in its entirety by reference to the provisions of the agreement filed as Exhibit 10.1 to this Current Report on Form 8-K, which are incorporated by reference herein.

Family Relationships

There are no family relationships between any of the Company’s directors or officers and Mr. Callahan.

Related Party Transactions

There are no related party transactions reportable under item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Item 8.01.  Other Events.

On October 19, 2015, the Company issued a press release that announced the retirement of Mr. Trapp as its Chief Financial Officer and the appointment of Mr. Callahan as its new Chief Financial Officer. A copy of such press release is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement
99.1	Press Release, dated October 19, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 19, 2015		MAM SOFTWARE GROUP, INC.

	By:	/s/ Michael G. Jamieson
Name: Michael G. Jamieson Title: Chief Executive Officer

  EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement
99.1	Press Release, dated October 19, 2015